Exhibit 4.2

AMENDMENT NO. 1 TO

WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), made as of April 8, 2026, by and between Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), amends that certain Warrant Agreement, dated as of July 25, 2023, and filed with the United States Securities and Exchange Commission on July 31, 2023, by and between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 11,500,000 public warrants (the “Public Warrants”) and 398,800 private placement warrants (the “Private Placement Warrants” and together with the Private Placement Warrants, the “Warrants”), in connection with the Company’s initial public offering, with each whole Warrant representing the right to purchase one whole Class A ordinary share, par value $0.0001 per share, of the Company;

WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, effective as of October 9, 2025, the Company, Suncrete, Inc., a Delaware corporation (“PubCo”), Haymaker Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation, Haymaker Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Concrete Partners Holding, LLC, a Delaware limited liability company (“Suncrete”), entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”) in connection with the proposed business combination between the parties thereto (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub I will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of PubCo and immediately thereafter, Merger Sub II will merge with and into Suncrete, with Suncrete surviving as a wholly owned subsidiary of PubCo;

WHEREAS, in connection with the Business Combination, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignment;

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Existing Warrant Agreement may be amended with the vote or written consent of the registered holders of at least 50% of the then outstanding Warrants (the “Requisite Holders”);

WHEREAS, the Company and the Warrant Agent desire to amend the Existing Warrant Agreement to provide for an automatic redemption of the Public Warrants at a redemption price of $2.25 and 0.075 Class A ordinary shares of the Company per Public Warrant in connection with the closing of the Business Combination;

WHEREAS, at a meeting of the holders of the outstanding Public Warrants held on or about the date of the Extraordinary General Meeting of shareholders of the Company held in connection with the Business Combination, the Requisite Holders voted to approve this Amendment; and

WHEREAS, the Private Placement Warrants will not be redeemed in connection with the Business Combination, will remain outstanding, and will continue to be governed by the Existing Warrant Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1      Assignment and Assumption.      The Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Acquisition Merger Effective Time (as defined in the Business Combination Agreement). PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Acquisition Merger Effective Time.

1.2     Consent.     The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to PubCo pursuant to Section 1.1 hereof effective as of the Acquisition Merger Effective Time, and the assumption of the Existing Warrant Agreement by PubCo from the Company pursuant to Section 1.1 hereof effective as of the Acquisition Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Acquisition Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.	Amendment of Existing Warrant Agreement.

2.1      Preamble.      The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Haymaker Acquisition Corp. 4, a Cayman Islands exempted company” and replacing it with “Suncrete, Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Suncrete, Inc. rather than Haymaker Acquisition Corp. 4.

2.2     Recitals.     The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, Haymaker Acquisition Corp. 4 (“Haymaker”) previously consummated its initial public offering (the “Offering”) of units of Haymaker’s equity securities, each such unit comprised of one Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”) and one-half of one redeemable Public Warrant (as defined below) (the “Public Units”) and, in connection therewith, issued and delivered 11,500,000 warrants to public investors in the Offering (the “Public Warrants”);

WHEREAS, Haymaker entered into that certain Private Placement Units Purchase Agreement with Haymaker Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor purchased an aggregate of 797,600 units simultaneously with the closing of the Offering (the “Private Placement Units”) at a purchase price of $10.00 per Private Placement Unit, and, in connection therewith, 398,800 warrants comprising part of such Private Placement Units (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), which bear the legend set forth in Exhibit B hereto;

WHEREAS, Haymaker filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-273117 (the “Registration Statement”), and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants, the Ordinary Shares included in the Units and the Ordinary Shares underlying the Public Warrants;

WHEREAS, effective as of October 9, 2025, Haymaker, the Company, Haymaker Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation, Haymaker Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Concrete Partners Holding, LLC, a Delaware limited liability company (“Suncrete”), entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”) in connection with the proposed business combination between the parties thereto (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub I will merge with and into Haymaker, with Haymaker surviving as a wholly owned subsidiary of the Company and immediately thereafter, Merger Sub II will merge with and into Suncrete, with Suncrete surviving as a wholly owned subsidiary of the Company;

WHEREAS, upon the Acquisition Merger Effective Time, each then-outstanding Warrant automatically will be assumed by the Company and converted into a warrant to acquire one share of the Company’s Class A Common Stock for $11.50 per whole share, subject to adjustment as described herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3    Detachability of Warrants.     Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.4    Duration of Warrants.     The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants to the extent then held by the original purchasers thereof or their Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.5    Deletion of Section 2.7.      Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with “[Reserved]”. All references in the Existing Warrant Agreement to “Working Capital Warrants” are hereby deleted.

2.6     Redemption of Public Warrants.     Section 6 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:

“6. Redemption of Public Warrants.

6.1      Qualified Business Combination Redemption.      All of the outstanding Public Warrants shall be redeemed, automatically and without any action by the Registered Holder thereof, immediately prior to the Domestication Effective Time on the date of the Acquisition Merger (as defined in the Business Combination Agreement) (a “Qualified Business Combination Redemption Date”), at the office of the Warrant Agent, at a Redemption Price of $2.25 and 0.075 Class A ordinary shares of the Company per Public Warrant (a “Qualified Business Combination Redemption”). As used in this Agreement, the “Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 9, 2025, by and among the Company, Suncrete, Inc., a Delaware corporation, Haymaker Merger Sub I, Inc., a Delaware corporation, Haymaker Merger Sub II, LLC, a Delaware limited liability company, and Concrete Partners Holding, LLC, a Delaware limited liability company, as it may be amended, supplemented or otherwise modified from time to time.

6.2      Date Fixed for, and Notice of Redemption; Redemption Price.      In the event of a Qualified Business Combination Redemption, the Company need not fix a date for such Qualified Business Combination Redemption or provide any notice thereof to the Registered Holders of the Public Warrants to be redeemed, and such Qualified Business Combination Redemption shall be deemed to have occurred immediately prior to the Domestication Effective Time on the Qualified Business Combination Redemption Date. As used in this Agreement, “Redemption Date” shall mean the Qualified Business Combination Redemption Date. As used in this Agreement, “Redemption Price” shall mean the price per Public Warrant at which any Public Warrants are redeemed pursuant to Section 6.1.

6.3      Exercise After Notice of Redemption.      On and after the Redemption Date, the record holders of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.”

3.	Miscellaneous Provisions.

3.1      Operative Date of Amendment.      Each of the parties hereto acknowledges and agrees that the amendments to Section 6 of the Existing Warrant Agreement set forth in this Amendment shall not be operative until, and shall be expressly subject to the occurrence of, the Domestication Effective Time and this Amendment shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2      Successors.      All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3      Applicable Law.      The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4      Counterparts.      This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.5      Effect of Headings.      The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.6      Severability.      This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7      Entire Agreement.      The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HAYMAKER ACQUISITION CORP. 4

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Executive Officer and Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President

SUNCRETE, INC.

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Vice President

[Signature Page to Amendment No. 1 to Warrant Agreement]